FOR IMMEDIATE RELEASE

Tengasco Announces New Kansas Oil Well Drilling Program

KNOXVILLE, Tenn., Sept. 21, 2007 -- Tengasco, Inc. (Amex: TGC) announced today that on September 17, 2007, it entered into a drilling program with Hoactzin Partners, LP (“Hoactzin”) for ten wells to be drilled in Kansas targeting production of oil during the remainder of 2007. Under the drilling program, Hoactzin will pay $400,000 per well drilled and completed as a producer, and $250,000 per drilled well that is nonproductive. Consequently the total purchase price for the drilling program will be between $2.5 million and $4 million. The controlling person of Hoactzin is Peter E. Salas, the Chairman of the Company’s Board of Directors and also the controlling person of Dolphin Offshore Partners, LP, the Company’s largest shareholder. On September 17, 2007 the Audit Committee of the Company’s Board of Directors, as well as the Board of Directors, authorized the transactions in accordance with the Company’s related party transaction policy.

Under the terms of the drilling program, Hoactzin will receive all the working interest in the ten wells, but will pay an initial management fee to the Company of 25% of its working interest revenues net of operating expenses. The management fee paid by Hoactzin to the Company will increase to 85% of its working interest revenues when net revenues received by Hoactzin reach an agreed payout point of approximately 1.35 times the purchase price the Hoactzin paid for the drilling program.

On September 17, 2007 Hoactzin was simultaneously conveyed a 75% net profits interest in the Company’s subsidiary Manufactured Methane Corporation’s Carter Valley, Tennessee methane extraction project. When the methane project comes online, the methane project revenues received by Hoactzin will also apply towards the determination of the payout point for the drilling program. When the payout point is reached from either one or both of the drilled wells or the methane project, Hoactzin’s net profits interest in this methane project will decrease to a 7.5% net profits interest. The Company expects commercial production from the Carter Valley methane project to begin in 2008 subject to equipment production schedules and completion of construction of a 2.5 mile pipeline. To date, the Company has paid from cash flow approximately $900,000 in equipment costs and has placed orders for the two main equipment modules needed for the Carter Valley methane project. The Company anticipates that financing of the remaining $2.8 million of expected project costs will be concluded by year end 2007.

The Company also announced that on September 17, 2007 it entered into an additional agreement with Hoactzin providing that if neither the new drilling program wells nor the methane project interest in combination return net revenues to Hoactzin equal to 25% of the actual drilling program purchase price by December 31, 2009, then Hoactzin has an option to exchange up to 20% of its net profits interest in the methane project for convertible preferred stock to be issued by the Company with a liquidation value equal to 20% of the drilling program price less net proceeds received at the time of any exchange.

Hoactzin has a similar option each year after 2009 in which Hoactzin’s unrecovered investment at the beginning of the year is not reduced 20% further by the end of that year. The Company, however, may in any year make a cash payment in the amount required to prevent such an exchange option for preferred stock from arising.

CEO Jeffrey R. Bailey said “We are pleased to have begun this new ten well drilling program in Kansas with Hoactzin. With current record oil prices, this will provide the Company an opportunity to accelerate drilling in its Kansas properties, and to explore additional prospects we have recently leased and analyzed with three dimensional seismic techniques. We believe that the benefits to the Company of the investment by Hoactzin in this program as it has been structured exceed those of either borrowing funds for additional drilling or entering conventional drilling programs with other private investors. Under this drilling program the Company will borrow no funds to drill, will use none of its own funds to drill, yet will still receive a larger after-payout revenue interest in the wells than would be available under conventional oil and gas drilling programs sold to private investors. The use of revenues from the methane extraction project will enable the Company to more quickly reach the payout point which, upon attainment, increases the Company’s effective interest in the drilling program wells from 25% to 85% and also increases the Company’s net revenue interest in the methane project from 25% to 92.5%. Management believes that the combination of the revenues from both the drilling program and the methane project, together with the Company’s option to fund with cash, makes it unlikely that preferred stock will be issued. The use of invested funds for additional drilling has allowed us to pay a larger portion of the methane project initial costs from Company cash flows.”

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.